Exhibit 8.1
November 29, 2005
Fidelity National Title Group, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

Re:	Fidelity National Title Group, Inc. (“FNT”) Offer to Exchange Notes Issued by Fidelity National Financial, Inc. (“FNF”) and Solicitation of Consents to Amend the Related Indenture
Ladies and Gentlemen:
     At your request, this opinion of counsel is being furnished to you for filing as Exhibit 8.1 to the registration statement on Form S-4 (the “Registration Statement”) you are filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to:
(1) a proposed public offering by FNT of 7.30% notes due 2011 (the “FNT 2011 notes”) in exchange for FNF notes having the same principal amount, interest rate, redemption terms, and payment and maturity dates (the “FNF 2011 notes”) and of 5.25% notes due 2013 (the “FNT 2013 notes”) in exchange for FNF notes having the same principal amount, interest rate, redemption terms, and payment and maturity dates (the “FNF 2013 notes”) (with the FNT public offering of FNT 2011 notes and of FNT 2013 notes collectively referred to herein as the “Exchange Offers”); and
(2) a proposed solicitation (the “Consent Solicitation”) by FNT of consents from holders of

Fidelity National Title Group, Inc.
November 29, 2005

FNF 2011 notes and of FNF 2013 notes to amend the indenture under which such notes were issued.
     In providing this opinion, we have examined and are relying on the truth and accuracy at all relevant times of the statements and representations contained in (i) the Registration Statement, (ii) a certificate provided to us by an officer of FNT, and (iii) other information provided to us by FNT.
     It is our opinion that the statements made under the caption “United States Federal Income Tax Considerations” (the “Tax Discussion”) in the prospectus and consent solicitation statement (the “Prospectus and Consent Solicitation Statement”) included in the Registration Statement, insofar as they purport to constitute summaries of matters of U.S. federal tax law relating to the Exchange Offers and Consent Solicitation and of the ownership of the FNT 2011 notes and of the FNT 2013 notes, fairly summarize the matters described therein in all material respects, subject to the assumptions, qualifications, and limitations set forth therein.
     The opinion expressed herein is limited to the federal tax law of the United States and is based on the Internal Revenue Code, Treasury regulations, administrative rulings, judicial decisions, and other applicable authorities. No opinions or conclusions may be implied or inferred beyond that which is stated expressly above. We are providing this opinion to you, and no other person is entitled to rely on this opinion, and no person may be subrogated to any rights you have in connection with this opinion.
     Our opinion is not binding on the Internal Revenue Service or on the courts and merely represents our best judgment based upon existing authorities and the assumptions, qualifications, and limitations noted above. Thus, no assurance can be given that the Internal Revenue Service will not take a position contrary to one or more of the tax results described in the Tax Discussion, or that a court would not uphold such a contrary opinion, potentially with adverse tax consequence.
     The statutory provisions, regulations, and interpretations on which our opinion is based are subject to change, possibly retroactively, and there can be no assurance that the Internal Revenue Code, the Treasury regulations, or the

Fidelity National Title Group, Inc.
November 29, 2005

     interpretations thereof by the Internal Revenue Service or the courts will not change in a manner that would preclude us from rendering a similar opinion in the future. We undertake no obligation to update this letter or our opinion at any time.
     Pursuant to the provisions of the Securities Act, and to the rules and regulations of the Commission under the Securities Act, we hereby consent to the filing of this letter with the Commission as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Prospectus and Consent Solicitation Statement. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the rules and regulations promulgated thereunder.
Very truly yours,
/s/ LeBoeuf, Lamb, Greene & MacRae LLP